Exhibit 4.4

VERASTEM, INC.

Nonstatutory Stock Option Agreement
Inducement Award

1.            Grant of Option.

This agreement (this “Agreement”) is made and entered into on [   ], 20[   ] (the “Grant Date”) by and between Verastem, Inc., a Delaware corporation (the “Company”), and [   ] (the “Participant”).  This Agreement evidences an inducement award granted by the Company to the Participant, of an option to purchase, in whole or in part, a total of [   ] shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”) at $[   ] per Share. This option is granted to the Participant in connection with the Participant entering into employment with the Company and is regarded by the parties as an inducement material to the Participant’s entering into employment within the meaning of NASDAQ Listing Rule 5635(c)(4).  Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern Time, on [   ] (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.            Relationship to and Incorporation of the 2012 Incentive Plan.

This option shall be subject to and governed by, and shall be construed and administered in accordance with, the terms and conditions of the Company’s 2012 Incentive Plan, as amended from time to time (the “Plan”), which terms and conditions are incorporated herein by reference, except for those terms and conditions contained in Sections 3(c), 4(a), 4(b), 5(b), 6, 7 and 8 of the Plan and any amendments to such sections of the Plan.  Notwithstanding the foregoing, this option is not awarded under the Plan and the grant of this option and issuance of any Shares pursuant to the exercise of this option shall not reduce the number of shares of Common Stock available for issuance under awards pursuant to the Plan.  Capitalized terms in this Agreement have the meanings specified in the Plan, unless a different meaning is specified in this Agreement.

By accepting all or any part of this option the Participant agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, a copy of which has been furnished to the Participant.

3.            Vesting Schedule.

This option will become exercisable (“vest”) as to 25% of the Shares on the first anniversary of the Vesting Commencement Date and as to an additional 6.25% of the Shares at the end of each successive three month period following the first anniversary of the Vesting Commencement Date until the 4th  anniversary of the Vesting Commencement Date (with the number of shares vesting on each vesting date rounded down to the nearest whole share except with respect to the final vesting date on which all remaining unvested shares shall vest), subject to the Participant’s continued employment or other service relationship with the Company on each such vesting date. For purposes of this Agreement, “Vesting Commencement Date” shall mean [   ].

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 4 hereof or under the terms of the Plan.

4.            Exercise of Option.

(a).          Form of Exercise. Each election to exercise this option shall be effected by delivery of a completed Notice of Stock Option Exercise in the form attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b).          Continuous Relationship with the Company Required. Except as otherwise provided in this Section 4, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, employed by or otherwise providing services to the Company.

(c).          Termination of Relationship with the Company. If the Participant’s employment or other service relationship ceases for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.

(d).          Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is employed by or otherwise providing services to the Company and the Company has not terminated such employment or other service relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e).          Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other service relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other service relationship. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other service relationship by the Company for Cause, and the effective date of such termination is subsequent to the date of the delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment or other service relationship shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment or other service relationship (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate immediately upon the effective date of such termination of employment or other service relationship). If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other service relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment or other service relationship shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

5.            Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

6.            Transfer Restrictions.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

VERASTEM, INC.

By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2012 Incentive Plan.

PARTICIPANT:

Address:

SIGNATURE PAGE TO NONSTATUTORY STOCK OPTION AGREEMENT

NOTICE OF STOCK OPTION EXERCISE

Date:      (1)

Verastem, Inc.
117 Kendrick, Suite 500
Needham, MA 02494

Attention: Treasurer

Dear Sir or Madam:

I am the holder of a Nonstatutory Stock Option granted to me as an inducement award subject to the terms and conditions of the Verastem, Inc. 2012 Incentive Plan on     (2) for the purchase of     (3) shares of Common Stock of the Company at a purchase price of $     (4) per share.

I hereby exercise my option to purchase     (5) shares of Common Stock, for which I have enclosed     (6) in the amount of     (7). Please register my stock certificate as follows:

Name(s):	(8)

Address:

Tax I.D.	(9)
#:

(1)         Enter the date of exercise.

(2)         Enter the date of grant.

(3)         Enter the total number of shares of Common Stock for which the option was granted.

(4)         Enter the option exercise price per share of Common Stock.

(5)         Enter the number of shares of Common Stock to be purchased upon exercise of all or part of the option.

(6)         Enter “cash”, “personal check” or if permitted by the option, “stock certificates No. XXXX and XXXX”.

(7)         Enter the dollar amount (price per share of Common Stock times the number of shares of Common Stock to be purchased), or the number of shares tendered. Fair market value of shares tendered, together with cash or check, must cover the purchase price of the shares issued upon exercise.

(8)         Enter name(s) to appear on stock certificate: (a) Your name only; (b) Your name and other name (i.e., John Doe and Jane Doe, Joint Tenants With Right of Survivorship); or (c) In the case of a Nonstatutory option only, a Child’s name, with you as custodian (i.e., Jane Doe, Custodian for Tommy Doe). Note: There may be income and/or gift tax consequences of registering shares in a Child’s name.

(9)         Social Security Number of Holder(s).

Very truly yours,

(Signature)